A special meeting of the fund's shareholders was held on April 16, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	23,727,587,776.19	95.875
Withheld	1,020,991,311.90	4.125
TOTAL	24,748,579,088.09	100.000
Dennis J. Dirks
Affirmative	23,825,239,061.03	96.269
Withheld	923,340,027.06	3.731
TOTAL	24,748,579,088.09	100.000
Edward C. Johnson 3d
Affirmative	23,651,709,495.75	95.568
Withheld	1,096,869,592.34	4.432
TOTAL	24,748,579,088.09	100.000
Alan J. Lacy
Affirmative	23,800,282,191.08	96.168
Withheld	948,296,897.01	3.832
TOTAL	24,748,579,088.09	100.000
Ned C. Lautenbach
Affirmative	23,793,631,497.85	96.141
Withheld	954,947,590.24	3.859
TOTAL	24,748,579,088.09	100.000
Joseph Mauriello
Affirmative	23,811,616,983.60	96.214
Withheld	936,962,104.49	3.786
TOTAL	24,748,579,088.09	100.000
Cornelia M. Small
Affirmative	23,802,118,377.97	96.176
Withheld	946,460,710.12	3.824
TOTAL	24,748,579,088.09	100.000
William S. Stavropoulos
Affirmative	23,739,468,362.04	95.923
Withheld	1,009,110,726.05	4.077
TOTAL	24,748,579,088.09	100.000
David M. Thomas
Affirmative	23,821,835,168.41	96.255
Withheld	926,743,919.68	3.745
TOTAL	24,748,579,088.09	100.000
Michael E. Wiley
Affirmative	23,809,071,367.86	96.204
Withheld	939,507,720.23	3.796
TOTAL	24,748,579,088.09	100.000
PROPOSAL 2
To amend the Declaration of Trust of Fidelity Commonwealth Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	20,666,515,787.64	83.506
Against	2,780,145,204.68	11.233
Abstain	858,047,822.92	3.468
Broker Non-Votes	443,870,272.85	1.793
TOTAL	24,748,579,088.09	100.000

A Denotes trust-wide proposal and voting results.